                                        Filed pursuant to Rule 424(b)(3) and (c)
                                                           File Number 333-35682


                   Prospectus Supplement Dated August 2, 2000

                                       to

                          Prospectus Dated May 22, 2000

                                 613,995 SHARES

                                  COMMON STOCK

                            NEW ERA OF NETWORKS, INC

This prospectus supplement (the "Prospectus Supplement") supplements the prospectus dated May 22, 2000 of New Era of Networks, Inc., or NEON, relating to the offering of 613,995 shares of Common Stock of NEON (the "Shares") that are held by some of our current stockholders. NEON will receive no part of the proceeds of the sales. NEON originally issued all of the Shares in connection with the acquisitions of PaperFree Systems, Inc., located in Vienna, Virginia ("PaperFree") and SECCO Software-Engineering, Computing and Consulting GmbH, located in Frankfurt, Germany ("SECCO"). The "Selling Stockholders" section of the Prospectus is hereby supplemented to identify the holders of shares distributed in connection with the "make whole" provisions described in footnote 1 to the Selling Stockholder table of the May 22, 2000 Prospectus. The Prospectus Supplement should be read in conjunction with the Prospectus, and this Prospectus Supplement is qualified by reference to the Prospectus except to the extent that the information herein contained supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Summary and not otherwise defined herein have the meanings specified in the Prospectus.

                              SELLING STOCKHOLDERS

The following amended table sets forth the number of shares owned by each of the Selling Stockholders who were formerly stockholders of the PaperFree or SECCO, and who received additional shares of NEON Common Stock in connection with NEON's acquisition of PaperFree and SECCO, respectively, as set forth in footnote 1 to the Prospectus. The table below sets forth, as of the date of this Prospectus Supplement, the name of such Selling Stockholders, the number of shares beneficially owned by them, and the number of shares which may be sold by them pursuant to the Prospectus as of the date of this Prospectus Supplement. None of such Selling Stockholders has had a material relationship with NEON within the past three years other than as described below or as a result of the ownership of the shares or other securities of NEON. None of such Selling Stockholders holds a number of shares that exceeds 1% of NEON's outstanding capitalization. No estimate can be given as to the amount of shares that will be held by such Selling Stockholders after completion of this offering because such Selling Stockholders may offer all or some of the shares and because there currently are no agreements, arrangements or understandings with respect to the sale of any of the shares. The shares offered by this Prospectus may be offered


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from time to time by the Selling Stockholder named below. The Company may amend or supplement the Prospectus and this Prospectus Supplement from time to time to update the disclosure set forth therein and herein.



                                                                                       Number of Shares which may
                                          Number of Shares Beneficially                be sold pursuant to the
Name of Selling Stockholder               Owned (1)                                    Prospectus (2)
Ira A. Apatoff                                        214,099                                   193,125
Albert F. Cameron                                       1,320                                     1,190
Michele J. Darnell                                     42,290                                    38,147
Don M. Honeycutt                                          396                                       357
Guy M. Jillings                                         1,320                                     1,190
Zari Karimi                                               328                                       296
Daniel Kazzaz                                         279,795                                   252,384
Eric Leibowitz                                            396                                       357
Nikoleta Lelis                                            659                                       594
Patrick J. Lynch                                          328                                       296
Robert A. McNeece                                       4,360                                     3,932
James M. Miller                                           328                                       296
Eric G. Nilson                                         31,717                                    28,609
Boris J. Shur                                             163                                       147
David Sien                                                396                                       357
John C. Tantaro                                           328                                       296
Christine A. Whalen                                     1,320                                     1,190
Maik Thurm                                             59,955                                    54,739
Goetz Nourney                                          39,970                                    36,493

(1) Does not include certain additional shares of common stock that the Company may distribute to the Selling Stockholders pursuant to certain "make whole" provisions contained in the acquisition agreements pursuant to which the Selling Stockholders received their shares. A number of shares which are, in the Company's best estimation, equivalent to these shares have been included in this registration statement, but they are not included in either column of the table. We intend to file a prospectus supplement to reflect any change in the number of shares offered by the individual Selling Stockholders as a result of these provisions.

(2) Does not include an aggregate of 65,473 shares of common stock beneficially owned by the Selling Stockholders that have been deposited in escrow to secure the indemnification obligations of the Selling Stockholders. A number of shares equivalent to these escrow shares have been included in this registration statement, but they are not included in this column of the table. We intend to file a prospectus supplement to reflect any change in the number of shares offered by the individual selling stockholders as a result of the expiration of the escrow.